Exhibit 99.3

CONSENT OF GREENHILL & CO., LLC

We hereby consent to (i) the use of our opinion letter, dated December 14, 2010, to the Independent Director Committee of the Board of Directors of Alcon, Inc. (“Alcon”) included as Annex D to the prospectus which forms a part of this Amendment No. 2 to the Registration Statement on Form F-4 of Novartis AG (“Novartis”) relating to the proposed transaction involving Novartis and Alcon and (ii) the references to such opinion in such prospectus under the captions “Summary—Opinions of Alcon’s Financial Advisors—Opinion of Greenhill”, “Special Factors—Background of the Merger”, “Special Factors—Alcon Reasons for the Merger; Recommendation of the Alcon Board as to Fairness of the Merger”, “Special Factors—Recommendation of the Independent Director Committee”, “Special Factors—Opinion of Greenhill” and “Risk Factors.”  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ GREENHILL & CO., LLC
GREENHILL & CO., LLC

New York, New York

February 16, 2011